Exhibit 99.1

Equitable Holdings Closes Legacy Variable Annuity Reinsurance Transaction with Venerable

New York, NY, June 1, 2021 — Equitable Holdings, Inc. (the “Company”) (NYSE: EQH) announced today that it has successfully closed its transaction to reinsure legacy variable annuity policies sold between 2006 and 2008 with Venerable Holdings, Inc. (“Venerable”) and that AllianceBernstein will serve as the preferred investment manager for the transferred general account assets. As part of the transaction, the Company also announced that its in-force variable annuity reinsurance entity, Corporate Solutions Life Re, has been acquired by Venerable.

“We are pleased to have successfully closed Equitable’s landmark legacy variable annuity reinsurance transaction,” said Robin Raju, Chief Financial Officer, Equitable. “Thanks to our fair value economic approach to managing the business, and the diligent efforts of our teams, we achieved a timely closing. Today’s announcement marks a pivotal milestone for Equitable as we further de-risk our balance sheet and enhance our focus on value-accretive and capital-resilient businesses to drive long-term shareholder value.”

In accordance with the terms of the agreement, Equitable Holdings has acquired a 9.09% equity stake in Venerable’s parent holding company, VA Capital Company LLC. In connection with such investment, the Company will have the right to designate a member of the Board of Managers of VA Capital Company LLC.

About Equitable Holdings

Equitable Holdings, Inc. (NYSE: EQH) is a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. Founded in 1859, Equitable provides advice, protection and retirement strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets. Equitable Holdings has approximately 12,000 employees and financial professionals, $822 billion in assets under management (as of 3/31/2021) and more than 5 million client relationships globally.

Contacts:

Investor Relations

Işĺl Müderrisoğlu

(212) 314-2476

IR@equitable.com

Media Relations

Matt Asensio

(212) 314-2010

mediarelations@equitable.com

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